Exhibit 99.1

FOR IMMEDIATE RELEASE

1401 Highway 62/65 North	FOR FURTHER INFORMATION CONTACT:
P. O. Box 550	Larry J. Brandt/CEO
Harrison, AR 72602	Tommy Richardson/COO
Sherri Billings/CFO
870.741.7641

FIRST FEDERAL BANCSHARES OF ARKANSAS, INC.

ANNOUNCES RESULTS OF OPERATIONS

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2009

Harrison, Arkansas — November 16, 2009 - (NASDAQ NMS:FFBH) First Federal Bancshares of Arkansas, Inc. (the “Corporation”), a unitary savings and loan holding company for First Federal Bank (the “Bank”) announced today that the Corporation recorded a net loss of $23.2 million for the quarter ended September 30, 2009 compared to net income of $218,000 during the third quarter of 2008.  For the nine months ended September 30, 2009, a net loss of $25.7 million was recorded compared to net income of $2.3 million for the first nine months of 2008. The decrease in net income was primarily due to an increase in the provision for loan losses and increases in real estate owned (“REO”) expenses and FDIC insurance premiums.  The Corporation’s net loss available to common shareholders was $4.84 per common share for the third quarter of 2009 compared to net income of $0.05 per common share for the third quarter of 2008.  The Corporation’s net loss available to common shareholders was $5.40 per common share for the nine months ended September 30, 2009 compared to net income of $0.48 per common share for the nine months ended September 30, 2008.  Book value or stockholders’ equity per common share at September 30, 2009, was $9.73.  At September 30, 2009, the Bank continued to be categorized as well capitalized.

Larry J. Brandt, Chief Executive Officer for the Corporation said, “Our results are disappointing and continue to be reflective of the difficult and turbulent operating environment for banks in general and the economy as a whole.  This deep recession, which began in late 2007, has continued to adversely affect our customers and the housing and real estate market in our primary market area of Northwest and Northcentral Arkansas.  As a result of this continued downturn, we have taken steps in 2009, particularly during the most recent quarter, to aggressively address the resolution of our problem loans.  During the third quarter of 2009, we provided $30.2 million to our allowance for loan losses, including an additional $14.4 million of specific valuation allowances on nonperforming loans, $9.6 million of which was specifically related to land and land development loans.  While these actions adversely impacted our results of operations, we believe we are better positioned to deal with our problem assets and return to profitability as conditions improve.

The vast majority of our problem loans are secured by property in Benton and Washington counties in Northwest Arkansas.  We continue to remain optimistic about the recovery for our market area due to the fundamentally positive attributes for the area’s economy and its location for the corporate headquarters for Wal-Mart, Tyson Foods, FedEx Freight and J.B. Hunt.

Our history of consistent earnings and strong capital provided us with the ability to take these proactive steps.  The Bank remains well capitalized and we believe we are well-positioned to withstand these difficult economic conditions.  The board of directors and management are committed to resolving our problem assets and returning the Corporation to a path of profitability, guided by our core values of integrity, commitment, excellence, teamwork, innovation and professionalism.”

Total assets at September 30, 2009 amounted to $738.6 million, total liabilities were $675.3 million and stockholders’ equity totaled $63.3 million or 8.6% of total assets.  This compares with total assets of $795.2 million, total liabilities of $722.1 million and stockholders’ equity of $73.1 million or 9.2% of total assets at December 31, 2008.  At September 30, 2009 compared to December 31, 2008, investment securities held to maturity decreased $6.2 million or 4.5% and REO increased by $5.6 million or 25.0%. The deferred tax asset increased by $12.8 million primarily due to timing differences related to the allowance for loan losses. Net loans receivable decreased $63.3 million or 11.2%, primarily due to repayments, transfers to REO, a decrease in loan originations and an increase in both loan charge-offs and the allowance for loan losses.  The decrease in net loans receivable and the increase in REO are related to the oversupply of lots and homes in the Northwest Arkansas market and the general slowdown in the housing market and the economy in general.  The $46.8 million or 6.5% decrease in total liabilities was primarily due to a decrease of $24.0 million or 26.1% in other borrowings and a decrease of $14.0 million or 2.3% in deposits.  Funds generated from investment calls, loan repayments, and issuance of preferred stock were primarily utilized to purchase investment securities, fund deposit withdrawals, and pay down borrowings.  Stockholders’ equity decreased by $9.8 million during the nine month period ended September 30, 2009, primarily due to a net loss of $25.7 million offset by to the issuance of $16.5 million of preferred stock and warrants to the U.S. Treasury through the Capital Purchase Program.  As of September 30, 2009, the Bank exceeded its regulatory capital requirements and is considered to be well capitalized.

Nonperforming assets amounted to $75.1 million or 10.16% of total assets at September 30, 2009, compared to $53.8 million or 6.77% of total assets at December 31, 2008.  The increase in nonperforming assets is primarily the result of five relationships with nonaccrual loans, net of specific valuation allowances, totaling $18.8 million. At September 30, 2009, nonperforming assets consisted primarily of $45.9 million of nonaccrual loans, net of specific valuation allowances, and $28.0 million in real estate owned.  The level of nonaccrual loans and REO is due primarily to land development loans, land loans, single-family loans and commercial real estate loans, reflecting the general slowdown in housing and the oversupply of lots and speculative homes in the Bank’s Northwest Arkansas market.  The general allowance for loan losses amounted to $21.1 million at September 30, 2009 or 3.96% of total loans, net of specific valuation allowances, compared to $3.5 million or 0.61% of total loans, net of specific valuation allowances, at December 31, 2008.

Net interest income, the primary component of net income, decreased from $5.3 million for the three months ended September 30, 2008 to $5.1 million for the three months ended September 30, 2009. Net interest income was $15.0 million for the nine months ended September 30, 2009 as compared to $16.2 million for the nine months ended September 30, 2008.  Net interest margin for the three months and nine months ended September 30, 2009 was 2.94% and 2.81%, respectively, compared to 2.92% and 2.95%, respectively, for the same periods in 2008.  The decrease in net interest income was primarily due to decreases in the average balance of and yield earned on loans receivable in addition to the increase in nonaccrual loans, offset by a decrease in rates paid on deposits and borrowings.

The provision for loan losses increased $28.6 million to $30.2 million for the three month period ended September 30, 2009 compared to $1.6 million for the three month period ended September 30, 2008 and increased $32.1 million to $36.2 million for the nine month period ended September 30, 2009 compared to $4.1 million for the nine month period ended September 30, 2008. The increase in the provision for loan losses was primarily due to increases in estimated loss rates, the level of nonaccruing loans, and an increase in specific loan loss allowances, offset by a decrease in loan balances.

Noninterest income decreased $1.4 million or 18.9% to $6.1 million for the nine month period ended September 30, 2009 compared to $7.5 million for the nine months ended September 30, 2008.  Such decrease was primarily due to a $1.2 million decrease in earnings on life insurance policies due to a death benefit claim in the first quarter of 2008.

Noninterest expenses increased $4.1 million or 71.6% to $9.9 million for the three months ended September 30, 2009 compared to $5.8 million for the same period in 2008 and increased $4.8 million or 27.5% to $22.3 million for the nine months ended September 30, 2009 compared to $17.5 million for the same period in 2008.  The increases in the three and nine month comparative periods were mainly due to increases in REO expense and FDIC insurance expense offset by decreases in salaries and employee benefits.  In 2009, the FDIC increased insurance premium rates and, in the second quarter, imposed a five basis point special assessment on all insured depository institutions based on assets minus Tier 1 capital as of June 30, 2009.  The Bank recorded a charge of approximately $350,000 for the special assessment in the second quarter of 2009.

The increase in the income tax benefit was primarily due to an increase in the federal deferred tax asset related to the allowance for loan losses for the quarter and nine months ended September 30, 2009.

First Federal Bank is a community bank serving consumers and businesses with a full range of checking, savings, investment and loan products and services. The Bank, founded in 1934, conducts business from 20 full-service branch locations, one stand-alone loan production office, and 31 ATMs located in Northcentral and Northwest Arkansas. For information on all the products and services we offer, visit us at www.ffbh.com or contact our Account Information Center at 870.365.8329 or 866-AIC-FFBH toll free or by email at aic@ffbh.com.

Forward-looking Statements

This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risk and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Such factors include, but are not limited to, changes in laws and regulations applicable to the Corporation and the Bank, changes in interest rates which could effect net interest margins and net interest income, the possibility that increased demand or prices for the Corporation’s financial services and products may not occur, changing economic and competitive conditions,  and such other risks and uncertainties as set forth in the Corporation’s filings with the Securities and Exchange Commission. The Corporation does not undertake, and specifically disclaims any obligation to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.

Financial Tables Attached

FIRST FEDERAL BANCSHARES OF ARKANSAS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(In thousands of dollars)

(Unaudited)

	September 30, 2009	December 31, 2008
ASSETS
Cash and cash equivalents	$7,946	$9,367
Investment securities held to maturity	130,228	136,412
Federal Home Loan Bank stock	3,657	4,825
Loans receivable, net of allowances	503,198	566,537
Loans held for sale	1,522	1,586
Accrued interest receivable	4,419	6,701
Real estate owned, net	27,971	22,385
Office properties and equipment, net	23,882	24,694
Cash surrender value of life insurance	21,022	20,412
Deferred tax asset, net	13,884	1,105
Prepaid expenses and other assets	847	1,148
TOTAL ASSETS	$738,576	$795,172

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES:
Deposits	$603,992	$618,003
Other borrowings	68,179	92,212
Advance payments by borrowers for taxes and insurance	631	810
Other liabilities	2,437	11,030
Total liabilities	675,239	722,055

TOTAL STOCKHOLDERS’ EQUITY	63,337	73,117
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$738,576	$795,172

FIRST FEDERAL BANCSHARES OF ARKANSAS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

AND RELATED SELECTED OPERATING DATA

(In thousands of dollars, except earnings per share)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008

Interest income	$8,692	$10,451	$27,008	$33,454
Interest expense	3,551	5,155	12,037	17,283
Net interest income	5,141	5,296	14,971	16,171
Provision for loan losses	30,196	1,611	36,161	4,110
Net interest income after provision for loan losses	(25,055)	3,685	(21,190)	12,061
Noninterest income	2,109	2,213	6,054	7,466
Noninterest expenses	9,895	5,766	22,300	17,486
Income (loss) before income taxes	(32,841)	132	(37,436)	2,041
Income tax benefit	(9,614)	(86)	(11,770)	(273)
Net income (loss)	(23,227)	218	(25,666)	2,314
Preferred stock dividends and discount accretion	222	—	506	—
Net income (loss) available to common shareholders	$(23,449)	$218	$(26,172)	$2,314

Earnings (Loss) Per Common Share:

Basic	$(4.84)	$0.05	$(5.40)	$0.48

Diluted	$(4.84)	$0.05	$(5.40)	$0.48

Cash Dividends Declared	$0.01	$0.16	$0.03	$0.48

Selected Operating Data (Annualized):
Interest rate spread	2.88%	2.92%	2.77%	2.93%
Net interest margin	2.94%	2.92%	2.81%	2.95%
Return on average assets	(11.99)%	0.11%	(4.34)%	0.38%
Noninterest income to average assets	1.09%	1.10%	1.02%	1.23%
Noninterest expenses to average assets	5.11%	2.86%	3.77%	2.89%
Return on average equity	(106.70)%	1.17%	(40.51)%	4.15%